Filed Pursuant to Rule 433

Registration No. 333-223208

October 9, 2018

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

Equity Index Underlying Supplement dated February 26, 2018)

Linked to the Least Performing of the Dow Jones Industrial Average® and the Russell 2000® Index (the “Reference Asset”)

►	Digital Return of at least 5.00% (to be determined on the Pricing Date) if a Trigger Event does not occur
►	If a Trigger Event occurs, repayment of principal at maturity only if the Final Level of the Least Performing Underlying is greater than or equal to its Initial Level
►	If a Trigger Event occurs and the Final Level of the Least Performing Underlying is less than its Initial Level, you will lose 1% of the principal amount for each 1% that the Reference Return of the Least Performing Underlying is less than zero, with up to 100% of your principal amount at risk
►	A Trigger Event Occurs if the Official Closing Level of either Underlying is less than 60% of its Initial Level on any scheduled trading day during the Observation Period
►	Approximately 13 Months maturity
►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Barrier Digital Return Notes (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $965.00 and $995.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per security	$1,000
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying referral fees of up to 0.375% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. Neither HSBC USA Inc. nor any of its affiliates will pay an underwriting discount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms1

Principal Amount	$1,000 per Note
Term	Approximately 13 Months
Reference Asset	The Dow Jones Industrial Average® (Ticker: “INDU”) and the Russell 2000® Index (Ticker: “RTY”) (each, an “Underlying” and together the “Underlyings”)
Digital Return	At least 5.00% (to be determined on the Pricing Date).
Least Performing Underlying	The Underlying with the lowest Reference Return
Reference Return	With respect to each Underlying: Final Level – Initial Level Initial Level
Trigger Event	A Trigger Event occurs if the Official Closing Level of either Underlying is less than its Barrier Level on any scheduled trading day during the Observation Period.
Observation Period	The period from but excluding the Pricing Date to and including the Final Valuation Date(2)
Payment at Maturity per Note

▶ If a Trigger Event does not occur, you will receive a cash payment on the Maturity Date, per $1,000 in Principal Amount, calculated as follows:

$1,000 + ($1,000 × Digital Return)

▶ If a Trigger Event occurs and the Final Level of the Least Performing Underlying is greater than or equal to its Initial Level, you will receive $1,000 per $1,000 in Principal Amount.

▶ If a Trigger Event occurs and the Final Level of the Least Performing Underlying is less than its Initial Level, you will receive a cash payment on the Maturity Date, per $1,000 in Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

In this case, you will lose 1% of the Principal Amount for each 1% decline in the Least Performing Underlying. If a Trigger Event occurs and the Final Level of the Least Performing Underlying is less than its Initial Level, you will lose some or all of your investment, regardless of the performance of the other Underlying.

Initial Level	With respect to each Underlying, its Official Closing Level on the Pricing Date.
Final Level	With respect to each Underlying, its Official Closing Level on the Final Valuation Date.
Barrier Level:	With respect to each Underlying, 60% of its Initial Level.
Trade Date	October 19, 2018
Original Issue Date	October 24, 2018
Final Valuation Date(2)	November 20, 2019
Maturity Date(2)	November 25, 2019
CUSIP/ISIN	40435F5U7/US40435F5U74

(1)As more fully described on page FWP-4.

(2)Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

The Notes

The Notes may be suitable for investors who believe that the Official Closing Level of each Underlying during the Observation Period will not be less than its Barrier Level and who seek the Digital Return at maturity. If a Trigger Event does not occur during the Observation Period, you will receive the Principal Amount at maturity plus the Digital Return.

If a Trigger Event occurs and the Final level of the Least Performing Underlying is equal to or above its Initial Level, you will receive $1,000 per $1,000 in Principal Amount at maturity. In such a case you will not receive the Digital Return, regardless of any appreciation of the Least Performing Underlying.

If a Trigger Event occurs and the Final level of the Least Performing Underlying is below its Initial Level, you will be exposed to downside performance of the Least Performing Reference Stock on a 1-to-1 basis. In that case, you will lose some or all of your Principal Amount, and your return on the Notes will be negative, regardless of the performance of the other Underlying.

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Payoff Example

Your payment on the Notes will depend on whether a Trigger Event occurs during the Observation Period and whether the Final Level of the Least Performing Underlying is equal to or greater than its Initial Level. If a Trigger Event occurs, you will not receive the Digital Return at maturity. In addition, if a Trigger Event occurs and the Final Level of the Least Performing Underlying is below its Initial Level, you lose some or all of your Principal Amount, and your return on the Notes will be negative.

Information about the Underlyings

The INDU is a price-weighted index compromised of 30 blue chip stocks considered to be the leaders in their industry. It is intended to be a measure of the entire U.S. market, covering a diverse set of industries such as financial services, technology, retail, entertainment and consumer goods, but excluding the transportation and utilities industries.

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the Reference Asset consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The graphs above illustrates the performance of the Underlyings from January 2, 2008 through October 8, 2018. The closing levels in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset, please see “Description of the Underlyings” on page FWP-14 of this free writing prospectus. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Barrier Digital Return Notes

Linked to the Least Performing of the Dow Jones Industrial Average® and the Russell 2000® Index

This free writing prospectus relates to a single offering of Barrier Digital Return Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the Notes and, if a Trigger Event occurs and the Final Level of either Underlying is less than its Initial Level, lose up to 100% of your principal at maturity.

This free writing prospectus relates to an offering of Notes linked to the performance of the Dow Jones Industrial Average® and the Russell 2000® Index (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Reference Asset:	The Dow Jones Industrial Average® (Ticker: “INDU”) and the Russell 2000® Index (Ticker: “RTY”) (each, an “Underlying” and together the “Underlyings”)

Trade Date:	October 19, 2018

Pricing Date:	October 19, 2018

Original Issue Date:	October 24, 2018

Final Valuation Date:	November 20, 2019, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.

Maturity Date:	3 business days after the Final Valuation Date, which is expected to be November 25, 2019. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Digital Return:	At least 5.00% (to be determined on the Pricing Date)

Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.

Final Settlement Value:

▶   If a Trigger Event does not occur, you will receive a cash payment on the Maturity Date, per $1,000 in Principal Amount, calculated as follows:

$1,000 + ($1,000 × Digital Return)

▶   If a Trigger Event occurs and the Final Level of the Least Performing Underlying is greater than or equal to its Initial Level, you will receive $1,000 per $1,000 in Principal Amount.

▶   If a Trigger Event occurs and the Final Level of the Least Performing Underlying is less than its Initial Level, you will receive a cash payment on the Maturity Date, per $1,000 in Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

In this case, you will lose 1% of the Principal Amount for each 1% decline in the Least Performing Underlying. If a Trigger Event occurs and the Final Level of the Least Performing Underlying is less than its Initial Level, you will lose some or all of your investment, regardless of the performance of the other Underlying.

For example, if a Trigger Event occurs and the Reference Return of the Least Performing Underlying is -30%, you will suffer a 30% loss and receive 70% of the Principal Amount, subject to the credit risk of the Issuer.

Least Performing Underlying:	The Underlying with the lowest Reference Return.

Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows:

Final Level – Initial Level Initial Level

Barrier Level:	With respect to each Underlying, Barrier of its Initial Level

Initial Level:	With respect to each Underlying, its Official Closing Level on the Pricing Date.

Final Level:	With respect to each Underlying, its Official Closing Level on the Final Valuation Date.

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Observation Period:	The period from but excluding the Pricing Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes―Observation Periods—For Notes where the Reference Asset is a basket of Indices” in the accompanying Equity Index Underlying Supplement.

Trigger Event:	A Trigger Event occurs if the Official Closing Level of either Underlying is less than its Barrier Level on any scheduled trading day during the Observation Period.

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

CUSIP/ISIN:	40435F5U7/US40435F5U74

Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in either Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

▶	If a Trigger Event does not occur, you will receive a cash payment on the Maturity Date, per $1,000 in Principal Amount, calculated as follows:

$1,000 + ($1,000 × Digital Return)

▶	If a Trigger Event occurs and the Final Level of the Least Performing Underlying is greater than or equal to its Initial Level, you will receive $1,000 per $1,000 in Principal Amount.

▶	If a Trigger Event occurs and the Final Level of the Least Performing Underlying is less than its Initial Level, you will receive a cash payment on the Maturity Date, per $1,000 in Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

In this case, you will lose 1% of the Principal Amount for each 1% decline in the Least Performing Underlying. If a Trigger Event occurs and the Final Level of the Least Performing Underlying is less than its Initial Level, you will lose some or all of your investment, regardless of the performance of the other Underlying.

For example, if a Trigger Event occurs and the Reference Return of the Least Performing Underlying is -30%, you will suffer a 30% loss and receive 70% of the Principal Amount, subject to the credit risk of HSBC. If a Trigger Event occurs and the Final Level of the Least Performing Underlying is less than its Initial Level, you will lose some or all of your investment.

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Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

With respect to the INDU, S&P Dow Jones Indices LLC, a division of S&P Global, is the reference sponsor. With respect to the RTY, FTSE Russell is the reference sponsor.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Level of each Underlying will be greater than or equal to its Barrier Level on each scheduled trading day during the Observation Period.

▶	You are willing to make an investment that is exposed to any negative Reference Return of the Least Performing Underlying on a 1-to-1 basis for each percentage point that its Reference Return is less than zero if a Trigger Event occurs.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is the Digital Return.

▶	You are willing to forgo dividends or other distributions paid on the stocks included in either Underlying.

▶	You are willing to accept the risk and return profile of the Notes versus conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You do not seek current income from this investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the Notes to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Level of either Underlying will be less than its Barrier Level on at least one scheduled trading day during the Observation Period.

▶	You are unwilling to make an investment that is exposed to any negative Reference Return of the Least Performing Underlying on a 1-to-1 basis for each percentage point that its Reference Return is less than zero if a Trigger Event occurs.

▶	You seek an investment that provides a full return of principal.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the Digital Return.

▶	You prefer a product that provides upside participation in one or both Underlyings, as opposed to the Digital Return.

▶	You seek an investment with current income.

▶	You prefer to receive the dividends or other distributions paid on the stocks included in either Underlying.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the Notes to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and beginning on page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks included in either Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

►	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

►	“— General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

You will be exposed on a 1-to-1 basis to any decline in the Final Level of the Least Performing Underlying from its Initial Level if a Trigger Event occurs. Accordingly, if a Trigger Event occurs and the Reference Return of the Least Performing Underlying is less than zero, you will lose some or all of your Principal Amount at maturity.

You will not participate in any appreciation in the level of either Underlying and your return on the Notes is limited to the Digital Return.

The Notes will not pay a return more than the Digital Return. Even if the level of each Underlying appreciates over the term of the Notes, you will not participate in that appreciation. Assuming the Notes are held to maturity, the maximum return on the Notes will not exceed the Digital Return. Under no circumstances, regardless of the extent to which the level of either Underlying increases, will your return exceed the Digital Return. In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing in an instrument directly linked to the performance of either Underlying, or by investing directly in the securities included in either Underlying.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

The protection provided by the Barrier Level may terminate at any time during the Observation Period.

If a Trigger Event does not occur, you will receive the Digital Return at maturity, even if the Final Level of each Underlying is less than its Initial Level. However, if a Trigger Event occurs on any scheduled trading day during the Observation Period and the Final Level of either Underlying is less than its Initial Level, you will lose 1% of the Principal Amount for each 1% that the Final Level of the Least Performing Underlying is less than its Initial Level.

Your return on the Notes will be based on the Reference Return of the Least Performing Underlying if a Trigger Event occurs.

A Trigger Event could occur on any scheduled trading day during the Observation Period. If a Trigger Event occurs, your return on the Notes will be based on the Reference Return of the Least Performing Underlying without regard to the performance of the other Underlying. As a result, you could lose some or all of the Principal Amount if the Reference Return of the Least Performing Underlying is less than zero, even if there is an increase in the level of the other Underlying. This could be the case even if the other Underlying increased, or decreased to a lesser extent than the Least Performing Underlying.

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Since the Notes are linked to the Least Performing Underlying, you will be fully exposed to the risk of fluctuations in the level of each Underlying.

Since the Notes are linked to the Least Performing Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Changes that affect an Underlying may affect the market value of the Notes and the amount you will receive at maturity.

The policies of a reference sponsor concerning additions, deletions and substitutions of the constituents comprising the relevant Underlying and the manner in which that reference sponsor takes account of certain changes affecting those constituents may affect the level of that Underlying. The policies of a reference sponsor with respect to the calculation of the relevant Underlying could also affect the level of that Underlying. A reference sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying. Any such actions could affect the value of the Notes and the return on the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, may be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and may be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if

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we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

The Notes are subject to small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-10

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of either Underlying relative to its Initial Level. We cannot predict the Official Closing Level of either Underlying on any scheduled trading day during the Observation Period, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on your Notes. The return on the Notes may be less than the return that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table and examples below illustrate the hypothetical Final Settlement Value on a $1,000 investment in the Notes for a hypothetical range of performance for the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Initial Levels:	1,000.00

▶	Hypothetical Barrier Level:	600.00 (which is 60% of the Hypothetical Initial Level)

▶	Hypothetical Digital Return*	At least 5.00% (to be determined on the Pricing Date).

The hypothetical Initial Level of 1,000.00 used in the table and examples below has been chosen for illustrative purposes only and does not represent the actual Initial Level of either Underlying. The actual Initial Level of each Underlying will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

*To be determined on the Pricing Date and will not be less than 5.00%.

		A Trigger Event Does Not Occur		A Trigger Event Occurs
Hypothetical Final Level of the Least Performing Underlying	Hypothetical Reference Return of the Least Performing Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Notes	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
2,000.00	100.00%	$1,050.00	5.00%	$1,000.00	0.00%
1,800.00	80.00%	$1,050.00	5.00%	$1,000.00	0.00%
1,600.00	60.00%	$1,050.00	5.00%	$1,000.00	0.00%
1,400.00	40.00%	$1,050.00	5.00%	$1,000.00	0.00%
1,300.00	30.00%	$1,050.00	5.00%	$1,000.00	0.00%
1,200.00	20.00%	$1,050.00	5.00%	$1,000.00	0.00%
1,150.00	15.00%	$1,050.00	5.00%	$1,000.00	0.00%
1,100.00	10.00%	$1,050.00	5.00%	$1,000.00	0.00%
1,050.00	5.00%	$1,050.00	5.00%	$1,000.00	0.00%
1,020.00	2.00%	$1,020.00	5.00%	$1,000.00	0.00%
1,010.00	1.00%	$1,010.00	5.00%	$1,000.00	0.00%
1,000.00	0.00%	$1,050.00	5.00%	$1,000.00	0.00%
990.00	-1.00%	$1,050.00	5.00%	$990.00	-1.00%
980.00	-2.00%	$1,050.00	5.00%	$980.00	-2.00%
950.00	-5.00%	$1,050.00	5.00%	$900.00	-5.00%
800.00	-20.00%	$1,050.00	5.00%	$800.00	-20.00%
600.00	-40.00%	$1,050.00	5.00%	$600.00	-40.00%
500.00	-50.00%	$500.00	-50.00%	$500.00	-50.00%
400.00	-60.00%	$400.00	-60.00%	$400.00	-60.00%
300.00	-70.00%	$300.00	-70.00%	$300.00	-70.00%
200.00	-80.00%	$200.00	-80.00%	$200.00	-80.00%
100.00	-90.00%	$100.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%	$0.00	-100.00%

FWP-11

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: A Trigger Event does not occur, and the Reference Return of the Least Performing Underlying is negative.

Underlying	Initial Level	Lowest Official Closing Level During the Observation Period	Final Level	Reference Return
INDU	1,000.00	850.00 (85% of its Initial level)	900.00 (90% of its Initial Level)	-10.00%
RTY	1,000.00	800.00 (80% of its Initial Level)	800.00 (80% of its Initial level)	-15.00%

Since the Official Closing Level of each Underlying was not less than its Barrier Level during the Observation Period, a Trigger Event does not occur, and you will receive the Digital Return. The Final Settlement Value would be $1,050.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × Digital Return)

= $1,000 + ($1,000 × 5.00%)

= $1,050.00

Example 1 shows that you will benefit from the Digital Return at maturity when a Trigger Event does not occur and the Reference Return of the Least Performing Underlying is negative.

Example 2: A Trigger Event does not occur, and Reference Return of the Least Performing Underlying is greater than the Digital Return.

Underlying	Initial Level	Lowest Official Closing Level During the Observation Period	Final Level	Reference Return
INDU	1,000.00	850.00 (85% of its Initial level)	1,300.00 (130% of its Initial Level)	30.00%
RTY	1,000.00	800.00 (80% of its Initial Level)	1,200.00 (120% of its Initial level)	20.00%

Since the Official Closing Level of each Underlying was not less than its Barrier Level during the Observation Period, a Trigger Event does not occur, and you will receive the Digital Return. You will not participate in any appreciation in the level of either Underlying. The Final Settlement Value would be $1,050.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × Digital Return)

= $1,000 + ($1,000 × 5.00%)

= $1,050.00

Example 2 shows that you will not benefit at maturity from any appreciation of the Least Performing Underlying when a Trigger Event does not occur and the Reference Return of the Least Performing Underlying is greater than the Digital Return.

Example 3: A Trigger Event occurs, and Reference Return of the Least Performing Underlying is positive.

Underlying	Initial Level	Lowest Official Closing Level During the Observation Period	Final Level	Reference Return
INDU	1,000.00	850.00 (85% of its Initial level)	1,050.00 (105% of its Initial Level)	5.00%
RTY	1,000.00	550.00 (55% of its Initial Level)	1,100.00 (110% of its Initial level)	10.00%

Since the Official Closing Level of the RTY during the Observation Period is below its Barrier Level, a Trigger Event occurs, and you will not receive the Digital Return. INDU is the Least Performing Underlying, even though its Official Closing level never falls below its Barrier Level during the Observation Period. Since the Final Level of the Least Performing Underlying is above its Initial Level, you will receive $1,000 per $1,000 in Principal Amount, a zero return on the Notes.

Example 3 shows that you will not benefit at maturity from the Digital Return or any appreciation of the Least Performing Underlying when a Trigger Event occurs and the Reference Return of the Least Performing Underlying is positive.

FWP-12

Example 4: A Trigger Event occurs, and Final Level of the Least Performing Underlying is below its Initial Level.

Underlying	Initial Level	Lowest Official Closing Level During the Observation Period	Final Level	Reference Return
INDU	1,000.00	750.00 (75% of its Initial level)	800.00 (80% of Initial Level)	-20.00%
RTY	1,000.00	550.00 (55% of its Initial Level)	700.00 (70% of Initial Level)	-30.00%

Since the Official Closing Level of the RTY falls below its Barrier Level during the observation period, a Trigger Event occurs, and you will not receive the Digital Return. In addition, RTY is the Least Performing Underlying and its Final Level is below it Initial Level.

The Reference Return of the Least Performing Underlying =

    Final Level of RTY – Initial Level of RTY
Initial Level of RTY

= (700.00 – 1,000.00) / 1,000.00= -30.00%

Therefore, the Final Settlement Value = $1,000 + ($1,000 x Reference Return of the Least Performing Underlying)

= $1,000 + ($1,000 x -30%) = $700.00

Example 4 shows that you will lose 1% of the Principal Amount for each 1% decline in the Least Performing Underlying if a Trigger Event occurs. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT AT MATURITY.

FWP-13

DESCRIPTION OF THE UNDERLYINGS

Dow Jones Industrial Average®

The INDU is is a price-weighted index compromised of 30 blue chip stocks considered to be the leaders in their industry. It is intended to be a measure of the entire U.S. market, covering a diverse set of industries such as financial services, technology, retail, entertainment and consumer goods, but excluding the transportation and utilities industries.

For more information about the INDU, see “The Dow Jones Industrial Average®” beginning on page S-10 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from January 2, 2008 through October 8, 2018. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

Russell 2000® Index

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the Reference Asset consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of September 30, 2018 were: Financial Services, Health Care Producer Durable, Technology and Consumer Descretionary.

For more information about the RTY, see “The Russell 2000® Index” on page S-37 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from January 2, 2008 through October 8, 2018. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

FWP-14

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated Final Settlement Value due and payable in the same general manner as described in “Final Settlement Value” in this free writing prospectus. In such a case, the third scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Return for each Underlying. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will be the third business day following such accelerated postponed Final Valuation Date. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Reference Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to the other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying referral fees of up to 0.375% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers Neither HSBC USA Inc. nor any of its affiliates will pay an underwriting discount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Underlyings. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in either Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in an Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in an Underlying and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in an Underlying is or becomes a PFIC or a USRPHC.

FWP-15

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-16

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Barrier Digital Return Notes Linked to the Least Performing of the Dow Jones Industrial Average® and the Russell 2000® Index

October 9, 2018

Free Writing Prospectus

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-11
Description of the Underlyings	FWP-14
Events of Default and Acceleration	FWP-15
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-15
U.S. Federal Income Tax Considerations	FWP-15

Equity Index Underlying Supplement
Disclaimer	i
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The FTSE® 100 Index	S-14
The Hang Seng® Index	S-15
The Hang Seng China Enterprises Index	S-17
The KOSPI 200 Index	S-20
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-27
The Nikkei 225 Index	S-31
The PHLX Housing SectorSM Index	S-33
The Russell 2000® Index	S-37
The S&P 100® Index	S-40
The S&P 500® Index	S-43
The S&P 500® Low Volatility Index	S-46
The S&P BRIC 40 Index	S-49
The S&P MidCap 400® Index	S-51
The TOPIX® Index	S-54
Additional Terms of the Notes	S-56

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58